EXHIBIT 4.1

FIRST AMENDMENT TO SUPER-PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SUPER-PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION NOTE PURCHASE AGREEMENT (this “First Amendment”) is entered into as of November [ ], 2023 by and among CAPSTONE GREEN ENERGY CORPORATION, a Delaware corporation (the “Company”), the Guarantors signatory hereto, the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as collateral agent for the Purchaser (in such capacity, the “Collateral Agent”).

RECITALS

A. The Company, certain subsidiaries of the Company, the Purchaser and the Collateral Agent are parties to a certain Super-Priority Senior Secured Debtor-in-Possession Note Purchase Agreement, dated as of October 2, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the DIP Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the DIP Notes issued by Company;

B. The Company has informed the Collateral Agent and the Purchaser that an Event of Default has occurred and is continuing pursuant to Section 8.1 of the DIP Note Purchase Agreement as a result of its failure to satisfy (i) the requirement that the Bankruptcy Court shall have entered the Final Order approving the DIP Note Documents, which order shall be in form and substance acceptable to Purchaser, no later than thirty-five (35) calendar days after the Petition Date, as set forth in Section 5.18 and (ii) the requirement that the Bankruptcy Court shall have held a hearing (the “Confirmation Hearing”) and entered an order confirming the Plan and approving the Disclosure Statement (the “Confirmation Order”), which Confirmation Order shall be in form and substance acceptable to Purchaser, no later than thirty-five (35) calendar days after the Petition Date as set forth in Section 5.18 (collectively, the “Designated Events of Default”);

C.The DIP Note Parties have requested that the Purchaser waive the Designated Events of Default and amend the DIP Note Purchase Agreement as set forth herein and, subject to the terms and conditions hereof, the Purchaser executing this First Amendment is willing to do so; NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1.Section 5.18 of the DIP Note Purchase Agreement is hereby deleted in its entirety and replaced with:

“5.18Milestones. Company shall achieve the following milestones by the dates indicated

below:

Milestone	Deadline

1. The Debtors shall file (i) the Plan (as defined in the TSA), (ii) the Disclosure Statement (as defined in the TSA), (iii) a motion seeking approval of the DIP Note Documents (to be requested to be heard on shortened time), and (iv) any “first day” motions, each of which shall be in form and substance acceptable to Purchaser.

No later than the Petition Date
2. The Bankruptcy Court shall have entered the Interim Order approving the DIP Note Documents, which order shall be in form and substance acceptable to Purchaser.	No later than three (3) calendar days after the Petition Date
3. The Bankruptcy Court shall have entered the Final Order approving the DIP Note Documents, which order shall be in form and substance acceptable to Purchaser.	No later than November 15, 2023

4. The Bankruptcy Court shall have held a hearing (the “Confirmation Hearing”) and entered an order confirming the Plan and approving the Disclosure Statement (the “Confirmation Order”), which Confirmation Order shall be in form and substance acceptable to Purchaser.

No later than November 15, 2023
5. The Plan shall become effective (the “Plan Effective Date”).	No later than November 30, 2023
6. Company shall have delivered the Approved Budget to Collateral Agent.	On the Closing Date and on each Friday of every other calendar week thereafter
7. Company shall have delivered a Variance Report to Collateral Agent.	On each Variance Report Date

B. WAIVER OF DESIGNATED EVENTS OF DEFAULT

Subject to the terms and conditions of this First Amendment and in reliance upon the representations of the DIP Note Parties set forth in Section D below, Collateral Agent and the Purchaser hereby permanently waive the Designated Events of Default and their right to take any action under the DIP Note Purchase Agreement or the other DIP Note Documents that they may otherwise have or have had as a result of the occurrence of the Designated Events of Default, including the right to charge interest at the default rate due to the occurrence of the Designated Events of Default. This is a limited, one-time waiver and, except as expressly set forth herein, shall not be deemed to: (a) constitute a waiver of any other Event of Default or any other breach of the DIP Note Purchase Agreement or any of the other DIP Note Documents, whether now existing or hereafter arising, (b) constitute a waiver of any right or remedy of Collateral Agent or the Purchaser under the DIP Note Documents which does not arise as a result of the Designated Events of Default, or (c) establish a custom or course of dealing or conduct between Collateral Agent and the Purchaser, on the one hand, and the DIP Note Parties on the other hand.

C. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this First Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this First Amendment shall not become effective, and the DIP Note Parties shall have no rights under this First Amendment, until:

1.	The Purchaser shall have received the following documents, in form and substance satisfactory to the Purchaser: executed counterparts to this First Amendment from the Company, each other DIP Note Party and the Purchaser.

D. REPRESENTATIONS

Each DIP Note Party hereby represents and warrants to the Purchaser and the Collateral Agent that:

1.Each of the DIP Note Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the DIP Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect; and

2.The execution, delivery and performance of this First Amendment has been duly authorized by all necessary action on the part of each DIP Note Party that is a party hereto.

E. OTHER AGREEMENTS

1.Continuing Effectiveness of DIP Note Documents.  As amended hereby, all terms of the DIP Note Purchase Agreement and the other DIP Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the DIP Note Parties party thereto.  To the extent any terms and conditions in any of the other DIP Note Documents shall contradict or be in conflict with any terms or conditions of the DIP Note Purchase Agreement, after giving effect to this First Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the DIP Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this First Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the DIP Note Purchase Agreement as modified and amended hereby.

2.Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the DIP Note Parties of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the DIP Note Purchase Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the DIP Note Parties to the Purchaser or any other obligation of the DIP Note Parties, or any actions now or hereafter taken by the Purchaser with respect to any obligation of the DIP Note Parties, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3.Acknowledgment of Perfection of Security Interest. Each DIP Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchaser under the DIP Note Purchase Agreement and the other DIP Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the DIP Note Purchase Agreement and the other DIP Note Documents.

4.Effect of Agreement.  Except as set forth expressly herein, all terms of the DIP Note Purchase Agreement, as amended hereby, and the other DIP Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the DIP Note Parties to the Purchaser and Collateral Agent.  The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of the Purchaser under the DIP Note Purchase Agreement, nor constitute a waiver of any provision of the DIP Note Purchase Agreement, in each case, except as expressly provided herein. This First Amendment shall constitute a DIP Note Document for all purposes of the DIP Note Purchase Agreement.

5.Governing Law. This First Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.No Novation.This First Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the DIP Note Purchase Agreement and the other DIP Note Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses.  The DIP Note Parties agrees to pay on demand all costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.

8.Counterparts.  This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this First Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9.Binding Nature.  This First Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this First Amendment.

10.Entire Understanding.  This First Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.Release.  (a) Each DIP Note Party hereby releases, acquits, and forever discharges Collateral Agent and the Purchaser, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchaser (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such DIP Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this First Amendment or any instrument executed on or prior to the date of this First Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the DIP Note Purchase Agreement or the other of the DIP Note Documents.  The provisions of this paragraph shall be binding upon each DIP Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein.  No DIP Note Party is aware of any claim or offset against, or defense or counterclaim to, any DIP Note Party’s obligations or liabilities under the DIP Note Purchase Agreement or any other DIP Note Document.  The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this First Amendment and the DIP Note Documents, and/or Collateral Agent’s or Purchaser’s actions to exercise any remedy available under the DIP Note Documents or otherwise.  Each DIP Note Party warrants and represents that such DIP Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each DIP Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

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IN WITNESS WHEREOF, this First Amendment has been duly executed as of the date first written above.

CAPSTONE GREEN ENERGY CORPORATION, as the Company and as a DIP Note Party

By: ____/s/ John Juric_____________________________

Name: John Juric

Title: Chief Financial Officer

Guarantors:

CAPSTONE TURBINE INTERNATIONAL, INC.

By: ____/s/ John Juric_____________________________

Name: John Juric

Title: Chief Financial Officer

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

By: ____/s/ John Juric_____________________________

Name: John Juric

Title: Chief Financial Officer

[Signature Page to First Amendment to DIP Note Purchase Agreement]

BROAD STREET CREDIT HOLDINGS LLC as Purchaser

By:  /s/ Gregg Watts

Name: Gregg Watts

Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent

By:  /s/ Gregg Watts

Name: Greg Watts

Title: Authorized Signatory